Exhibit 99.1

Griffon Corporation Announces Fourth Quarter and Annual Results

2012 Revenue Increases 2% to $1.9 billion
2012 EPS $0.30 vs. 2011 ($0.13); 2012 Adjusted EPS $0.27 vs. 2011 $0.34
2012 Segment Adjusted EBITDA Increases 3% to $171 million
Telephonics Generates Record Profit for the Year; Backlog Grows

NEW YORK, NEW YORK, November 13, 2012 – Griffon Corporation (NYSE: GFF) today reported results for the fourth quarter and fiscal year ended September 30, 2012.

Ron Kramer, Chief Executive Officer, commented “Fourth quarter results were in-line with our expectations and underscore how well each one of our businesses are operating in this challenging global economic environment. Specifically, Telephonics had another strong quarter benefiting in part from a more favorable product mix, achieving record-level profitability for the year. Clopay Plastics (“Plastics”) continued to show ongoing improvement from the initiatives undertaken to address manufacturing inefficiencies arising from our capacity expansions in Germany and Brazil. Home & Building Products (“HBP”), benefited from our doors business, but customer build up of snow tool inventory resulting from last year’s unusually warm winter contributed to lower sales at Ames in the quarter.”

Fourth quarter revenue totaled $447 million, decreasing 8% compared to the 2011 quarter. HBP, Telephonics and Plastics revenue decreased 5%, 13% and 6%, respectively, compared to the prior year quarter.

For the current quarter, Segment adjusted EBITDA totaled $37.2 million, decreasing 10% compared to $41.5 million in the prior year quarter. Segment adjusted EBITDA is defined as net income, excluding corporate overhead, interest, taxes, depreciation and amortization, restructuring charges, acquisition-related expenses including the impact of the fair value of inventory acquired as part of a business combination, and gain (loss) of debt extinguishment, as applicable.

Fourth quarter net income totaled $3.4 million, or $0.06 per share, compared to $3.4 million, or $0.06 per share, in the prior year quarter. Fourth quarter 2012 results included restructuring and acquisition costs, net, of $2.1 million, or $0.04 per share, and net discrete tax benefits of $3.5 million, or $0.06 per share. Fourth quarter 2011 results included restructuring and acquisition costs, net, of $2.1 million, or $0.03 per share, and net discrete tax benefits of $1.3 million, or $0.02 per share. Current quarter adjusted net income was $2.0 million, or $0.04 per share, compared to $4.2 million, or $0.07 per share, in the prior year quarter.

For the full year 2012, revenue totaled $1.9 billion, increasing 2% compared to 2011, driven by HBP and Plastics, which increased 2% and 5%, respectively. Telephonics revenue decreased 3% compared to 2011 because of a decline in the Counter Remote Control Improvised Explosive Device Electronic Warfare 3.1 (“CREW 3.1”) program for which Telephonics serves as a contract manufacturer.

For the year ended September 30, 2012, Segment adjusted EBITDA totaled $171.0 million, increasing 3% compared to $165.6 million in the prior year.

For the year ended September 30, 2012, net income was $17.0 million, or $0.30 per share, compared to a net loss of $7.4 million, or $0.13 per share, in the prior year. Adjusted income for 2012 was $15.3 million, or $0.27 per share, compared to $19.9 million, or $0.34 per share, in the prior year. Results for 2012 included restructuring of $4.7 million ($3.0 million, net of tax, or $0.05 per share) and acquisition costs of $0.5 million ($0.3 million, net of tax, or $0.01 per share), as well as discrete tax benefits, net, of $5.1 million, or $0.09 per share. Full year 2011 results included a charge of $26.2 million ($16.8 million, net of tax, or $0.29 per share) resulting from the refinancing of Ames True Temper (“ATT”) acquisition-related debt; $15.2 million ($9.8 million, net of tax, or $0.17 per share) of cost of goods related to the sale of inventory recorded at fair value in connection with ATT acquisition accounting; $7.5 million ($4.9 million, net of tax, or $0.08 per share) of restructuring charges related to the consolidation of Clopay Building Product (“CBP”) facilities, and headcount reductions at Telephonics and ATT; $0.4 million ($0.3 million net of tax) of Southern Patio (“SP”) acquisition costs; and $4.6 million, or $0.08 per share, of net discrete tax benefits.

Mr. Kramer continued, “While we are prepared for economic conditions to remain challenging, our businesses are well-positioned for growth and improved profitability. We remain committed to driving shareholder value through a range of opportunities including organic improvement, a disciplined approach to capital investment and, in the longer term, our ongoing evaluation of additional strategic transactions.”

Segment Operating Results

Telephonics

Revenue in the current quarter decreased $18.1 million or 13% compared to the 2011 quarter. In the current and prior year quarters, revenue included $1.8 million and $11.3 million, respectively, related to the CREW 3.1 program. Excluding CREW 3.1 from both quarters, revenue decreased 7% from the prior year quarter primarily due to timing of Mobile Surveillance Capability and Integrated Fix Tower awards for follow-on production, and timing of awards for Ground Surveillance radars and Firescout, partially offset by LAMPS MMR.

Segment adjusted EBITDA in the 2012 quarter was $13.7 million, increasing 2% from the prior year quarter, mainly driven by higher gross profit from a combination of favorable program mix and manufacturing efficiencies, and lower selling, general and administrative expenses related to the timing of proposal and research and development activities. Operating results also benefited from cost reductions resulting from the voluntary early retirement plan undertaken in the prior year and other restructuring activities implemented earlier this year.

Revenue in 2012 decreased $13.9 million or 3% compared to the prior year. In the current and prior year, revenue included $24.1 million and $44.3 million, respectively, related to the CREW 3.1 program. Excluding CREW 3.1 from both years, revenue increased 2% over the prior year primarily attributable to LAMPS MMR.

Segment adjusted EBITDA for the full year 2012 totaled $60.6 million, increasing 19% over the prior year, mainly driven by higher gross profit from a combination of favorable program mix and manufacturing efficiencies, partially offset by higher selling, general and administrative expenses primarily due to the timing of proposal and research and development activities. Operating results also benefited from cost reductions resulting from the voluntary early retirement plan undertaken in the prior year and other restructuring activities implemented earlier this year.

Contract backlog totaled a record $451 million at September 30, 2012 compared to $417 million at September 30, 2011, with approximately 70% expected to be filled within the next twelve months.

Plastic Products

Revenue in the current quarter decreased $8.8 million, or 6%, compared to the 2011 quarter; a volume increase of 3% and a 1% benefit from favorable mix were more than offset by the 9% unfavorable impact of translation of European and Brazilian revenue into a stronger U.S. dollar. Selling price adjustments due to resin fluctuations reduced revenue by 1% in the quarter; Plastics adjusts customer selling prices, based on underlying resin costs, on a delayed basis.

Segment adjusted EBITDA in the 2012 quarter increased $2.0 million, or 19%, compared to the prior year quarter, primarily driven by the improved volume, favorable mix and continued efficiency improvements on past capital initiatives, partially offset by a 3% unfavorable impact of foreign exchange as well as the impact of somewhat higher selling, general and administrative expenses. The impact of resin was not material in the quarter.

Revenue in 2012 increased $27.4 million, or 5%, compared to 2011, driven by a 10% increase in volume. The benefit of the volume growth was partially offset by a 5% unfavorable impact of translation of European and Brazilian revenue into a stronger U.S. dollar. Selling price adjustments due to resin fluctuations did not have a significant impact on 2012 revenue.

Segment adjusted EBITDA in 2012 increased $2.4 million, or 6%, compared to the prior year, primarily driven by the higher volume, a $3.7 million favorable resin impact and efficiency improvement on past capital initiatives, partially offset by a 2% unfavorable impact of foreign exchange, product mix and the impact of somewhat higher selling, general and administrative expenses.

Home & Building Products

Fourth quarter revenue decreased $10.6 million, or 5%, compared to the prior year quarter. ATT revenue decreased 12% primarily due to lower snow tool sales. Typically, ATT has strong snow tool sales in the last fiscal quarter as customers build inventory in anticipation of the coming snow season; however, excess snow tool inventory remaining at customers following the record warm weather of the 2011-2012 winter substantially reduced such sales. The snow tool impact was partially offset by the inclusion of SP. CBP revenue decreased 1% mainly due to volume, partially offset by favorable mix.

Segment adjusted EBITDA in the 2012 quarter decreased $6.4 million, or 37%, compared to the prior year quarter. The decrease was driven by the lower snow volume that also affected ATT plant absorption of manufacturing expenses in the quarter. The ATT decline was partially offset by CBP favorable product mix as well as CBP manufacturing efficiencies, and lower warehouse and distribution costs.

Revenue in 2012 increased $16.8 million, or 2%, compared to the prior year. ATT revenue was flat with the prior year, mainly because of weak snow tool sales, driven by the absence of snow throughout much of the country during the 2011-2012 winter, substantially offset by the inclusion of SP, acquired in October 2011. CBP revenue increased 4% due to a combination of favorable mix and higher volume.

Segment adjusted EBITDA in 2012 decreased $6.7 million, or 9%, compared to the prior year, driven mainly by the decline in snow volume at ATT; the ATT volume decline was partially offset by the inclusion of SP as well as improved CBP profitability driven by increased volume, favorable mix, and lower warehouse and distribution costs.

Taxes

Griffon’s effective tax rate for 2012 was 22.5% compared to a benefit of 48.2% in 2011. The 2012 rate reflected net discrete benefits of $5.1 million primarily from the release of previously established reserves for uncertain tax positions on conclusion of various tax audits, and benefits related to various tax planning initiatives. The 2011 rate reflected net discrete benefits of $4.6 million primarily from tax planning related to unremitted foreign earnings. Excluding discrete tax items, the 2012 rate would have been 45.8%, and the 2011 benefit would have been 16.4%. In both years, the effective rates reflect the impact of permanent differences not deductible in determining taxable income, mainly limited deductibility of restricted stock, as well as the impact of tax reserves and changes in earnings mix between domestic and non-domestic operations.

Restructuring

In 2012 and 2011, respectively, Telephonics recognized $3.8 and $3.0 million of restructuring charges in connection with two discrete voluntary early retirement plans and other restructuring costs related to changes in its organizational structure; such charges were personnel-related, reducing headcount by 185 employees.

In both 2012 and 2011, ATT recognized $0.9 million in restructuring costs primarily related to termination benefits, reducing headcount by 38 employees.

The consolidation of the CBP manufacturing facilities plan, announced in June 2009, was completed in 2011. In completing the consolidation plan, CBP incurred total pre-tax exit and restructuring costs of $9.0 million, substantially all of which were cash charges, and had $10.4 million of related capital expenditures. The restructuring costs were $3.6 million in 2011, $4.2 million in 2010 and $1.2 million in 2009.

Balance Sheet and Capital Expenditures

At September 30, 2012, the Company had cash and equivalents of $210 million, total debt outstanding of $700 million, net of discounts, and $178 million available for borrowing under its revolving credit facility. Capital expenditures were $68.9 million in 2012. The Company expects capital spending of $60 to $65 million for 2013.

Stock Repurchases

During 2012, the Company purchased 1.2 million shares of its common stock under an authorized stock repurchase plan, for $10.4 million, of which 486,000 shares were purchased in the fourth quarter, for $4.7 million. At September 30, 2012, the Company had a remaining authorization of $38.3 million. During 2011, the Company’s Employee Stock Ownership Plan purchased 1.9 million shares for a total of $20.0 million and the Company purchased 1.5 million shares for a total of $12.4 million under authorized repurchase plans.

Conference Call Information

The Company will hold a conference call today, November 13, 2012, at 4:30 PM ET.

The call can be accessed by dialing 1-800-231-9012 (U.S. participants) or 1-719-457-2619 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference.

A replay of the call will be available starting on November 13, 2012 at 7:30 PM ET by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International), and entering the conference ID number: 4942707. The replay will be available through November 27, 2012.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income, earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Company’s ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Telephonics Corporation supplied products; increases in the cost of raw materials such as resin and steel; changes in customer demand; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in the Company’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation; unfavorable results of government agency contract audits of Telephonics Corporation, including as a result of sequestration which is currently scheduled to take effect in January 2013; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation (the “Company” or “Griffon”), is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three segments:

•	Home & Building Products consists of two companies, Ames True Temper, Inc. (“ATT”) and Clopay Building Products Company, Inc. (“CBP”):

	-	ATT is a global provider of non-powered landscaping products that make work easier for homeowners and professionals.

	-	CBP is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains.

•	Telephonics Corporation designs, develops and manufactures high-technology, integrated information, communication and sensor system solutions for use in military and commercial markets worldwide.

•

Clopay Plastic Products Company, Inc. is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:	Investor Relations Contact:

Douglas J. Wetmore	Anthony Gerstein

Chief Financial Officer	Senior Vice President
Griffon Corporation	ICR Inc.
(212) 957-5000	(646) 277-1242
712 Fifth Avenue, 18th Floor
New York, NY 10019

Griffon evaluates performance and allocates resources based on each segments’ operating results before interest income or expense, income taxes, depreciation and amortization, gain (loss) from debt extinguishment, unallocated amounts, restructuring charges, and acquisition-related expenses including the impact of the fair value of inventory acquired as part of a business combination (“Segment Adjusted EBITDA”). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Segment Adjusted EBITDA to Income (loss) before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)

	(Unaudited) For the Three Months Ended September 30,		For the Years Ended September 30,

	2012	2011	2012	2011

REVENUE
Home & Building Products:
ATT	$71,492	$80,804	$433,866	$434,789
CBP	112,849	114,107	422,674	404,947

Home & Building Products	184,341	194,911	856,540	839,736
Telephonics	121,882	140,019	441,503	455,353
Plastics	141,213	150,059	563,102	535,713

Total consolidated net sales	$447,436	$484,989	$1,861,145	$1,830,802

Segment profit:
Segment profit before depreciation, amortization,restructuring, fair value write-up of acquired inventory sold and acquisition costs:
Home & Building Products	$11,033	$17,479	$70,467	$77,119
Telephonics	13,653	13,418	60,565	50,875
Plastics	12,538	10,574	40,000	37,639

Total Segment profit before depreciation, amortization,restructuring, fair value write-up of acquired inventory sold and acquisition costs	37,224	41,471	171,032	165,633
Unallocated amounts	(6,305)	(3,400)	(26,346)	(22,868)
Loss from debt extinguishment, net	—	—	—	(26,164)
Net interest expense	(12,940)	(12,609)	(51,715)	(47,448)
Segment depreciation and amortization	(17,491)	(15,544)	(65,864)	(60,361)
Restructuring charges	(2,894)	(2,820)	(4,689)	(7,543)
Fair value write-up of acquired inventory sold	—	—	—	(15,152)
Acquisition costs	(299)	(446)	(477)	(446)

Income (loss) before taxes	$(2,705)	$6,652	$21,941	$(14,349)

Unallocated amounts typically include general corporate expenses not attributable to a reportable segment.

The following is a reconciliation of each segment’s operating results to Segment Adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
Unaudited

	Three Months Ended September 30,		Years Ended September 30,

	2012	2011	2012	2011

Home & Building Products
Segment operating profit	$1,670	$9,408	$37,082	$28,228
Depreciation and amortization	8,463	7,248	32,034	28,796
Fair value write-up of acquired inventory sold	—	—	—	15,152
Restructuring charges	601	377	874	4,497
Acquisition costs	299	446	477	446

Segment adjusted EBITDA	11,033	17,479	70,467	77,119

Telephonics
Segment operating profit	9,061	8,952	49,232	40,595
Depreciation and amortization	2,299	2,023	7,518	7,234
Restructuring charges	2,293	2,443	3,815	3,046

Segment adjusted EBITDA	13,653	13,418	60,565	50,875

Clopay Plastic Products
Segment operating profit	5,809	4,301	13,688	13,308
Depreciation and amortization	6,729	6,273	26,312	24,331

Segment adjusted EBITDA	12,538	10,574	40,000	37,639

All segments:
Income from operations - as reported	9,722	18,955	72,420	55,549
Unallocated amounts	6,305	3,400	26,346	22,868
Other, net	513	306	1,236	3,714

Segment operating profit	16,540	22,661	100,002	82,131
Depreciation and amortization	17,491	15,544	65,864	60,361
Fair value write-up of acquired inventory sold	—	—	—	15,152
Restructuring charges	2,894	2,820	4,689	7,543
Acquisition costs	299	446	477	446

Segment adjusted EBITDA	$37,224	$41,471	$171,032	$165,633

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(Unaudited) Three Months Ended September 30,		Years Ended September 30,

	2012	2011	2012	2011

Revenue	$447,436	$484,989	$1,861,145	$1,830,802
Cost of goods and services	349,785	379,699	1,442,340	1,437,341

Gross profit	97,651	105,290	418,805	393,461

Selling, general and administrative expenses	85,035	83,515	341,696	330,369
Restructuring and other related charges	2,894	2,820	4,689	7,543

Total operating expenses	87,929	86,335	346,385	337,912

Income from operations	9,722	18,955	72,420	55,549

Other income (expense)
Interest expense	(13,007)	(12,735)	(52,007)	(47,846)
Interest income	67	126	292	398
Loss from debt extinguishment, net	—	—	—	(26,164)
Other, net	513	306	1,236	3,714

Total other income (expense)	(12,427)	(12,303)	(50,479)	(69,898)

Income (loss) before taxes	(2,705)	6,652	21,941	(14,349)
Provision (benefit) for income taxes	(6,153)	3,274	4,930	(6,918)

Net Income (loss)	$3,448	$3,378	$17,011	$(7,431)

Basic earnings (loss) per common share	$0.06	$0.06	$0.30	$(0.13)

Weighted-average shares outstanding	55,560	57,516	55,914	58,919

Diluted earnings (loss) per common share	$0.06	$0.06	$0.30	$(0.13)

Weighted-average shares outstanding	57,374	58,284	57,329	58,919

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	At September 30, 2012	At September 30, 2011

CURRENT ASSETS
Cash and equivalents	$209,654	$243,029
Accounts receivable, net of allowances of $5,433 and $6,072	239,857	267,471
Contract costs and recognized income not yet billed, net of progress payments of $3,748 and $9,697	70,777	74,737
Inventories, net	257,868	263,809
Prepaid and other current assets	47,472	48,828
Assets of discontinued operations	587	1,381

Total Current Assets	826,215	899,255
PROPERTY, PLANT AND EQUIPMENT, net	356,879	350,050
GOODWILL	358,372	357,888
INTANGIBLE ASSETS, net	230,473	223,189
OTHER ASSETS	31,317	31,197
ASSETS OF DISCONTINUED OPERATIONS	2,936	3,675

Total Assets	$1,806,192	$1,865,254

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$17,703	$25,164
Accounts payable	141,704	186,290
Accrued liabilities	110,337	99,631
Liabilities of discontinued operations	3,639	3,794

Total Current Liabilities	273,383	314,879
LONG-TERM DEBT, net of debt discount of $16,607 and $19,693	681,907	688,247
OTHER LIABILITIES	193,107	204,434
LIABILITIES OF DISCONTINUED OPERATIONS	3,643	5,786

Total Liabilities	1,152,040	1,213,346
COMMITMENTS AND CONTINGENCIES SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	654,152	651,908

Total Liabilities and Shareholders’ Equity	$1,806,192	$1,865,254

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended September 30,

	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$17,011	$(7,431)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Income from discontinued operations	—	—
Depreciation and amortization	66,264	60,712
Fair value write-up of acquired inventory sold	—	15,152
Stock-based compensation	10,439	8,956
Provision for losses on accounts receivable	1,212	1,225
Amortization/write-off of deferred financing costs and debt discounts	6,023	6,733
Loss from debt extinguishment, net	—	26,164
Deferred income taxes	(2,627)	(2,749)
(Gain) loss on sale/disposal of assets	56	(251)
Change in assets and liabilities, net of assets and liabilities acquired:
(Increase) decrease in accounts receivable and contract costs and recognized income not yet billed	27,269	(30,593)
(Increase) decrease in inventories	9,011	(12,803)
Increase in prepaid and other assets	(3,281)	9,065
Decrease in accounts payable, accrued liabilities and income taxes payable	(46,368)	(42,604)
Other changes, net	5,121	3,809

Net cash provided by operating activities	90,130	35,385

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(68,851)	(87,617)
Acquired business, net of cash acquired	(22,432)	(855)
Change in funds restricted for capital projects	—	4,629
Proceeds from sale of assets	309	1,510

Net cash used in investing activities	(90,974)	(82,333)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	—	—
Dividends paid	(4,743)	—
Purchase of shares for treasury	(10,382)	(18,139)
Proceeds from issuance of long-term debt	4,000	674,251
Payments of long-term debt	(18,546)	(498,572)
Change in short-term borrowings	(1,859)	3,538
Financing costs	(97)	(21,653)
Purchase of ESOP shares	—	(19,973)
Exercise of stock options	—	2,306
Tax effect from exercise/vesting of equity awards, net	834	7
Other, net	100	345

Net cash provided by (used in) financing activities	(30,693)	122,110

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(2,801)	(962)

Net cash used in discontinued operations	(2,801)	(962)

Effect of exchange rate changes on cash and equivalents	963	(973)

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(33,375)	73,227
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	243,029	169,802

CASH AND EQUIVALENTS AT END OF PERIOD	$209,654	$243,029

Griffon evaluates performance based on Earnings per share and Net income (loss) excluding restructuring charges, gain (loss) from debt extinguishment, discrete tax items, and acquisition-related expenses including the impact of the fair value of inventory acquired as part of a business combination. Griffon believes this information is useful to investors. The following table provides a reconciliation of Earnings (loss) per share and Net income (loss) to Adjusted earnings per share and Adjusted net income:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF INCOME (LOSS) TO ADJUSTED INCOME (LOSS) (Unaudited)

	For the Three Months Ended September 30,		For the Years Ended September 30,

	2012	2011	2012	2011

Net income (loss)	$3,448	$3,378	$17,011	$(7,431)

Adjusting items, net of tax:
Loss from debt extinguishment, net	—	—	—	16,813
Fair value write-up of acquired inventory sold	—	—	—	9,849
Restructuring and related	1,881	1,833	3,048	4,903
Acquisition costs	194	290	310	290
Discrete tax benefits	(3,484)	(1,252)	(5,110)	(4,570)

Adjusted net income	$2,039	$4,249	$15,259	$19,854

Earnings (loss) per common share	$0.06	$0.06	$0.30	$(0.13)

Adjusting items, net of tax:
Loss from debt extinguishment, net	—	—	—	0.29
Fair value write-up of acquired inventory sold	—	—	—	0.17
Restructuring	0.03	0.03	0.05	0.08
Acquisition costs	0.00	0.00	0.01	0.00
Discrete tax benefits	(0.06)	(0.02)	(0.09)	(0.08)

Adjusted earnings per share	$0.04	$0.07	$0.27	$0.34

Weighted-average shares outstanding (in thousands)	57,374	58,284	57,329	58,919